UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 5, 2012

SCHMITT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	000-23996	93-1151989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2765 N.W. Nicolai Street Portland, Oregon		97210-1818
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (503) 227-7908

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)

On October 5, 2012, Schmitt Industries, Inc. (the “Registrant”) appointed current President James A. Fitzhenry as its Chief Executive Officer, effective immediately. Mr. Fitzhenry will continue as President and succeeds outgoing Chief Executive Officer Wayne A. Case. Mr. Case will continue as Chairman of the Registrant’s Board of Directors (the “Board”).

Mr. Fitzhenry, 57, has served as a Director of the Registrant since April 2009 and as its President since July 2009. Prior to that, Mr Fitzhenry had been the Registrant’s Executive Vice President since June 2008. Before joining the Registrant, Mr. Fitzhenry was President of Capital Strategies Group, a consulting firm specializing in federal government business development and government relations, which he founded in 2007. Prior to that time, Mr. Fitzhenry served for 15 years as a senior executive with FLIR Systems, Inc. (Nasdaq: FLIR). Mr. Fitzhenry holds a B.A. degree from the University of Oregon and J.D. and M.B.A. degrees from Willamette University.

Mr. Fitzhenry’s compensation will consist of an annual salary of $200,000, and a target cash bonus of $40,000 to be paid at the Board’s discretion at or below the target amount, or not at all. Mr. Fitzhenry will continue to be eligible to participate in the Registrant’s company-wide health benefit and retirement plans.

On October 5, 2012, the Registrant issued a press release entitled “Schmitt Industries Appoints Fitzhenry as New Chief Executive Officer.” A copy of the press release is furnished as Exhibit 99.1 to this report.

(e)

On October 5, 2012, the Registrant increased the annual salaries of the following executive officers to the following amounts, effective October 1, 2012: James A. Fitzhenry, President and Chief Executive Officer, $200,000; Jeffrey T Siegal, Chief Financial Officer and Treasurer, $180,000; and David W. Case, Vice President of Operations, $165,000.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release entitled “Schmitt Industries Appoints Fitzhenry as New Chief Executive Officer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHMITT INDUSTRIES, INC.

October 5, 2012	By:	/s/ Jeffrey T Siegal
Name: Jeffrey T Siegal
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release entitled “Schmitt Industries Appoints Fitzhenry as New Chief Executive Officer.”